Exhibit 99.1

Devon Energy Corporation 333 West Sheridan Avenue Oklahoma City, OK 73102-5015

Devon Energy Reports Fourth-Quarter and Full-Year 2025 Results

and Declares Quarterly Fixed Dividend

OKLAHOMA CITY – Feb. 17, 2026 – Devon Energy Corp. (NYSE: DVN) today reports fourth-quarter and full-year 2025 results and declares a quarterly fixed dividend. Supplemental financial tables and forward-looking guidance are available on the company’s website at www.devonenergy.com.

KEY FINANCIAL & OPERATIONAL HIGHLIGHTS

•	Transformational Merger: Announced merger with Coterra Energy, creating a premier, large-cap shale operator

•	Production Outperformance: Averaged 390,000 barrels of oil production per day in the fourth quarter, exceeding the top-end of guidance

•	Disciplined Cost Management: Invested $883 million of capital in the fourth quarter, 4 percent below midpoint guidance, and reduced operating costs 8 percent compared to the first quarter of 2025

•	Business Optimization Success: Achieved 85 percent of the $1 billion business optimization target in 2025 and on track to fully achieve goal by year-end 2026

•	Robust Cash Generation: Operations generated $1.5 billion of operating cash flow and $702 million of free cash flow during fourth quarter

•	Accelerated Shareholder Returns: Expect to increase quarterly dividend rate to $0.315 per share and a new $5 billion-plus share repurchase program following merger close, subject to board approval

CEO COMMENTARY

“Devon’s disciplined execution and operational excellence defined 2025, culminating in outstanding results that exceeded fourth-quarter expectations across all major value drivers,” said Clay Gaspar, president and CEO. “The success we achieved this year was underpinned by the momentum generated through our focused business optimization efforts, resulting in significant free cash flow and meaningful cash returns to shareholders.”

“In addition to our banner year in 2025, we have taken bold, strategic steps to significantly strengthen our portfolio and position ourselves for sustained success through a transformative merger with Coterra Energy,” Gaspar added. “This powerful combination brings together two industry-leading companies with complementary assets and proven track records of value creation, establishing a premier independent shale operator. This advantaged platform will deliver higher free cash flow and enhanced shareholder returns, well beyond what either company could achieve on its own.”

STRATEGIC MERGER WITH COTERRA ENERGY

On Feb. 2, 2026, Devon announced that it had entered into an agreement to combine in an all-stock merger with Coterra Energy.

The combination will create one of the largest shale operators in the world with an asset base anchored by a premier position in the economic core of the Delaware Basin. The go-forward company, to be named Devon Energy, is expected to unlock substantial value for shareholders by leveraging enhanced scale to improve margins, increase free cash flow, and accelerate cash returns through the capture of $1.0 billion in sustainable annual pre-tax synergies.

The transaction is expected to close in the second quarter of 2026. Upon completion of the transaction, Devon shareholders will own approximately 54 percent of the combined company and Coterra shareholders will own approximately 46 percent of the combined company on a fully diluted basis.

FINANCIAL RESULTS

Devon reported net earnings of $562 million, or $0.90 per diluted share, in the fourth quarter of 2025. Adjusting for items analysts typically exclude from estimates, the company’s core earnings were $510 million, or $0.82 per diluted share.

Devon’s operating cash flow totaled $1.5 billion in the fourth quarter. The company funded its capital requirements and had $702 million of free cash flow for the quarter.

At the end of the fourth quarter, Devon had a cash balance of $1.4 billion and an undrawn credit facility of $3 billion. Outstanding debt totaled $8.4 billion and the company’s net debt-to-EBITDAX ratio was 0.9 times.

RETURN OF CAPITAL

Consistent with Devon’s strategic priority of delivering value to shareholders through a sustainable, annually growing fixed dividend, Devon plans to increase the quarterly dividend rate by 31 percent to $0.315 per share following merger close, subject to board approval. For the first quarter of 2026, a dividend of $0.24 per share is payable on Mar. 31, 2026, to shareholders of record at the close of business on Mar. 13, 2026.

The company also returned capital to shareholders through the ongoing execution of its $5.0 billion share repurchase program. During the fourth quarter, Devon repurchased 7.1 million of its shares for $250 million. Since inception of the program, the company has returned $4.4 billion to shareholders by retiring approximately 14 percent of its outstanding shares. In connection with the announcement of the merger with Coterra, the company suspended share repurchasing activity, which Devon expects to extend through closing.

Following the close of the merger with Coterra Energy and the associated free cash flow benefits in the upcoming years, the company expects to establish a new share repurchase authorization in excess of $5 billion, subject to Board approval.

OPERATING RESULTS

Devon’s capital activity in the fourth quarter averaged 19 operated drilling rigs and 4 completion crews across its asset portfolio. This level of activity resulted in 95 gross operated wells being placed online, with an average lateral length of 10,200 feet. Capital investment, excluding acquisition capital, was $883 million, or 4 percent below guidance. This positive variance was primarily attributable to effective cost management and timing of facility spend. The company also completed $141 million in leasehold acquisitions across multiple assets in its portfolio, primarily in the Delaware Basin.

Production averaged 851,000 Boe per day in the fourth quarter, exceeding the top-end of guidance. This positive result was driven by better-than-expected well performance, primarily in the Delaware Basin. Oil totaled 390,000 barrels per day in the quarter, which was 46 percent of total volume and above the top-end of the company’s guidance.

Production costs, including taxes, averaged $10.99 per Boe in the fourth quarter, a 4 percent reduction from the third quarter. The largest component of production costs is lease operating expense and gathering, processing and transportation costs, which totaled $8.60 per Boe in the quarter. Effective cost management efforts and less well workovers drove per-unit rates 3 percent below guidance expectations for the quarter.

Underpinning these results is the continued strong progress in advancing the company’s business optimization plan. To date, Devon has already achieved 85 percent of its $1 billion target, demonstrating the effectiveness and urgency of these initiatives. With strong momentum established, the company is on track to fully achieve its $1 billion target by year-end 2026. These actions are strengthening margins and maximizing capital efficiency across Devon’s assets.

Devon exited the year with estimated proved reserves of 2.4 billion Boe. Proved undeveloped reserves accounted for 24 percent of the total. Extensions and discoveries and positive performance revisions from the company’s drilling program added 593 million Boe of reserves in 2025, equating to a replacement rate of 193 percent of production. Capital costs incurred (excluding property acquisition costs) to deliver these additions totaled $3.6 billion, resulting in a finding and development cost of $6.14 per Boe.

Q1 2026 OUTLOOK

Production in the first quarter of 2026 is estimated to be reduced by 1 percent or 10,000 Boe per day (50 percent oil) due to the impact of severe winter weather. Adjusting for this downtime, the company expects production to average 823,000 to 843,000 Boe per day. Capital spending in the first quarter is expected to be approximately $900 million.

Looking beyond the first quarter, the company’s full-year 2026 guidance issued today reflects standalone Devon operations. Upon the expected closure of the Devon and Coterra merger in the second quarter of 2026, the company will provide updated full-year guidance for the combined entity.

Additional details of Devon’s forward-looking guidance are available on the company’s website at www.devonenergy.com.

CONFERENCE CALL WEBCAST AND SUPPLEMENTAL EARNINGS MATERIALS

Also provided with today’s release is the company’s earnings presentation that is available on the company’s website at www.devonenergy.com. The company’s fourth-quarter conference call will be held at 10:00 a.m. Central (11:00 a.m. Eastern) on Wednesday, February 18, 2026, and will serve primarily as a forum for analyst and investor questions and answers.

ABOUT DEVON ENERGY

Devon Energy is a leading oil and gas producer in the U.S. with a diversified multi-basin portfolio headlined by a world-class acreage position in the Delaware Basin. Devon’s disciplined cash-return business model is designed to achieve strong returns, generate free cash flow and return capital to shareholders, while focusing on safe and sustainable operations. For more information, please visit www.devonenergy.com.

Investor Contact	Media Contact
investor.relations@dvn.com	Michelle Hindmarch
405-228-4450	405-552-7460

NON-GAAP DISCLOSURES

This press release includes non-GAAP (generally accepted accounting principles) financial measures. Such non-GAAP measures are not alternatives to GAAP measures, and you should not consider these non-GAAP measures in isolation or as a substitute for analysis of results as reported under GAAP. Reconciliations of these non-GAAP measures and other disclosures are provided within the supplemental financial tables that are available on the company’s website and in the related Form 10-K filed with the Securities and Exchange Commission (the “SEC”).

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the federal securities laws. Such statements include those concerning strategic plans, our expectations and objectives for future operations, as well as other future events or conditions, and are often identified by use of the words and phrases “expects,” “believes,” “will,” “would,” “could,” “continue,” “may,” “aims,” “likely to be,” “intends,” “forecasts,” “projections,” “estimates,” “plans,” “expectations,” “targets,” “opportunities,” “potential,” “anticipates,” “outlook” and other similar terminology. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Devon expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Consequently, actual future results could differ materially and adversely from our expectations due to a number of factors, including, but not limited to: the volatility of oil, gas and NGL prices, including from changes in trade relations and policies, such as the imposition of new or increased tariffs or other trade protection measures by the U.S., China or other countries; uncertainties inherent in estimating oil, gas and NGL reserves; the extent to which we are successful in acquiring and discovering additional reserves; the uncertainties, costs and risks involved in our operations; risks related to our hedging activities; our limited control over third parties who operate some of our oil and gas properties and investments; midstream capacity constraints and potential interruptions in production, including from limits to the build out of midstream infrastructure; competition for assets, materials, people and capital, which can be exacerbated by supply chain disruptions, including as a result of tariffs or other changes in trade policy; regulatory restrictions, compliance costs and other risks relating to governmental regulation, including with respect to federal lands, environmental matters, water disposal and tax matters; climate change and risks related to regulatory, social and market efforts to address climate change; risks relating to our sustainability initiatives; claims, audits and other proceedings impacting our business, including with respect to historic and legacy operations; governmental interventions in energy markets; counterparty credit risks; risks relating to our indebtedness; cybersecurity risks; risks associated with artificial intelligence and other emerging technologies; the extent to which insurance covers any losses we may experience; risks related to shareholder activism; our ability to successfully complete mergers, acquisitions and divestitures; our ability to pay dividends and make share repurchases; risks related to the merger with Coterra, including restrictions on our operations during the pendency of the merger, litigation risk, the risk that the merger agreement may be terminated and the risk that we may not realize the anticipated benefits of the merger or successfully integrate the two companies; and any of the other risks and uncertainties discussed in Devon’s 2025 Annual Report on Form 10-K (the “2025 Form 10-K”) or other filings with the SEC.

The forward-looking statements included in this press release speak only as of the date of this press release, represent management’s current reasonable expectations as of the date of this press release and are subject to the risks and uncertainties identified above as well as those described elsewhere in the 2025 Form 10-K and in other documents we file from time to time with the SEC. We cannot guarantee the accuracy of our forward-looking statements, and readers are urged to carefully review and consider the various disclosures made in the 2025 Form 10-K and in other documents we file from time to time with the SEC. All subsequent written and oral forward-looking statements attributable to Devon, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements above. We do not undertake, and expressly disclaim, any duty to update or revise our forward-looking statements based on new information, future events or otherwise.

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